                                                                   EXHIBIT 99.1


FOR RELEASE:      Immediately

CONTACT:          Victor J. Galan                Joseph R. Sandoval
                  Chairman and CEO               Executive Vice President & CFO
                  (787) 766-8301                 (787) 756-2801

WEBSITE:          www.rgonline.com


  R&G FINANCIAL CORPORATION ANNOUNCES EXPANSION OF R-G CROWN BANK SUBSIDIARY
       IN FLORIDA; BANK TO ACQUIRE 18 BRANCH OFFICES FROM SOUTHTRUST BANK
         IN DIVESTITURE ASSOCIATED WITH WACHOVIA CORPORATION'S PROPOSED
                     ACQUISITION OF SOUTHTRUST CORPORATION

         San Juan, Puerto Rico - October 12, 2004 - R&G Financial Corporation (NYSE: RGF) ("R&G Financial") announced today an agreement between R&G Financial, R-G Crown Bank ("R-G Crown"), its Florida-based federal savings bank subsidiary, and SouthTrust Bank, a subsidiary of SouthTrust Corporation, pursuant to which R-G Crown will acquire eighteen branches from SouthTrust Bank located in Jacksonville, Lakeland and DeLand, Florida, and Augusta, Georgia. The transaction will expand R-G Crown's already successful banking franchise in Florida through the acquisition of approximately $300 million of assets, primarily commercial real estate, commercial business and consumer loans, including the 18 branch facilities, and the assumption of approximately $600 million in liabilities, mostly deposits. The branches are being divested by SouthTrust Bank to facilitate regulatory approval of Wachovia Corporation's previously announced proposed acquisition of SouthTrust Corporation. Completion of the sale to R-G Crown is contingent on the completion of the proposed merger of SouthTrust Corporation and Wachovia Corporation.

         The transaction, which is expected to be accretive to earnings per share in 2005, is expected to close during the first quarter of the calendar year 2005, pending approval of R-G Crown's banking regulators. Under the Agreement, all branch employees of SouthTrust Bank involved in the acquisition will become employees of R-G Crown.

         As of June 30, 2004, R-G Crown had consolidated assets of $1.5 billion, deposits of $825.3 million and consolidated stockholder's equity of $153.4 million, operating through 15 full-service branch offices located in the Tampa/St. Petersburg, Clearwater and Orlando metropolitan areas.

         Victor J. Galan, Chairman and Chief Executive Officer of R-G Financial, stated "We are very excited about the acquisition of these branches. The branches will allow us to expand our existing footprint in central Florida through branches in Lakeland and DeLand, and to gain significant market share in new markets for R-G Crown in Jacksonville, Florida and Augusta, Georgia. This acquisition will allow us to build a stronger platform in Florida for further expansion into new markets and territories, and continue our strategy of growing our banking operations in the US mainland."

         The Company, currently in its 32nd year of operations, is a diversified financial holding company with operations in Puerto Rico and the United States, providing banking, mortgage banking, investments, consumer finance and insurance through its wholly-owned subsidiaries R-G Premier Bank of Puerto Rico, R-G Crown Bank, its Florida-based federal savings bank, R&G Mortgage Corp., Puerto Rico's second largest mortgage banker, Mortgage Store of Puerto Rico, Inc., a subsidiary of R&G Mortgage, Continental Capital Corp., R-G Crown's New York and North Carolina based mortgage banking subsidiary, R-G Investments Corporation, the Company's Puerto Rico broker-dealer, and Home and Property Insurance Corporation, its Puerto Rico insurance agency. The Company operates 32 bank branches in Puerto Rico, 15 bank branches in the Orlando and Tampa/St. Petersburg Florida markets, 5 mortgage and 7 commercial lending offices in the US mainland, and 53 mortgage offices in Puerto Rico, including 26 facilities located within R-G Premier's banking branches. At June 30, 2004, the Company had $8.9 billion of total assets and $779.8 million of stockholders' equity.

ABOUT SOUTHTRUST

SouthTrust Corporation (www.southtrust.com) is a $52.9 billion regional bank holding company with headquarters in Birmingham, Alabama. SouthTrust operates 736 banking and loan offices and 890 ATMs in Alabama, Florida, Georgia, Mississippi, North Carolina, South Carolina, Tennessee, Texas and Virginia. The company offers a complete line of banking and other related financial services to commercial and retail customers. SouthTrust is a Forbes Platinum 400 company that trades on the NASDAQ Stock Market under the symbol SOTR. The company is listed on the S&P 500 index and the Keefe, Bruyette & Woods BKX Index.

ABOUT WACHOVIA

Wachovia Corporation (NYSE:WB) is one of the largest providers of financial services to retail, brokerage and corporate customers throughout the East Coast and the nation, with assets of $418.4 billion, market capitalization of $58.3 billion and stockholders' equity of $32.6 billion at June 30, 2004. Its four core businesses, the General Bank, Capital Management, Wealth Management, and the Corporate and Investment Bank, serve 12 million client relationships (including households and businesses), primarily in 11 East Coast states and Washington, D.C. Its full-service retail brokerage firm, Wachovia Securities, LLC, serves clients in 49 states. Global services are provided through 32 international offices. Online banking and brokerage products and services also are available through Wachovia.com.

Statements contained in this news release that are not historical facts may constitute forward-looking statements (within the meaning of Section 21E of the Securities Exchange Act of 1934) which involve significant risks and uncertainties. Actual results may differ materially from the results discussed in these forward-looking statements, which are based upon current expectations and R&G Financial assumes no obligation to update this information. These include securing all necessary governmental and other approvals, the satisfaction of all conditions to the transaction and changes in business or other market conditions. These and other factors could adversely affect the outcome and financial effects of the plans and events described herein.